Sub-Item 77K


                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

      AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

                  INVESCO VAN KAMPEN GOVERNMENT SECURITIES FUND



The Fund is a new fund that was formed to acquire the assets and liabilities of a predecessor fund in a shell fund reorganization (the "Reorganization"). PricewaterhouseCoopers LLP ("PWC") was appointed as the independent registered public accounting firm of the Fund for the fiscal year ended August 31, 2010.

The predecessor fund's financial statements were audited by a different independent registered public accounting firm (the "Prior Auditor").

Effective June 1, 2010, the Prior Auditor resigned as the independent registered public accounting firm of the predecessor fund. The Prior Auditor's report on the financial statements of the Fund for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period the Prior Auditor was engaged, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report.


(Letter dated November 29, 2010 from Ernst & Young LLP is attached as Attachment A to this exhibit.)

ATTACHMENT A
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Sub-item 77K of Form N-SAR dated November 29, 2010, of Invesco Van Kampen Government Securities Fund and are in agreement with the statements contained in paragraphs 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,
/s/ Ernst & Young LLP